PIONEER REAL ESTATE SHARES


                          Establishment and Designation
                                       of
                Class A Shares, Class B Shares and Class C Shares
                            of Beneficial Interest of
                           Pioneer Real Estate Shares



         The undersigned, being a majority of the Trustees of Pioneer Real Estate Shares, a Delaware business trust (the "Fund"), acting pursuant to
Article V, Section 1 of the Agreement and Declaration of Trust dated March 10, 1995 of the Fund (the "Declaration"), do hereby divide the shares of beneficial interest of the Fund (the "Shares") to create three classes of Shares of the Fund as follows:

         1. The three classes of Shares established and designated hereby are "Class A Shares," "Class B Shares" and "Class C Shares," respectively.

         2. Class A Shares, Class B Shares and Class C Shares shall each be entitled to all of the rights and preferences accorded to Shares under the Declaration.

         3. The purchase price of Class A Shares, Class B Shares and Class C Shares, the method of determining the net asset value of Class A Shares, Class B Shares and Class C Shares and the relative dividend rights of holders of Class A Shares, Class B Shares and Class C Shares shall be established by the Trustees of the Trust in accordance with the provisions of the Declaration and shall be set forth in the Trust's Registration Statement on Form N-1A under the Securities Act of 1933 and/or the Investment Company Act of 1940, as amended and as in effect at the time of issuing such Shares.

         4. The Trustees, acting in their sole discretion, may determine that any Shares of the Fund issued are Class A Shares, Class B Shares, Class C Shares or Shares of any other class of the Fund hereinafter established and designated by the Trustees.


         IN WITNESS WHEREOF, the undersigned have executed this instrument this 7th day of November, 1995.




/s/ John F. Cogan, Jr.                      /s/ Marguerite A. Piret
John F. Cogan, Jr.                          Marguerite A. Piret
as Trustee and not individually             as Trustee and not individually
975 Memorial Drive, #802                    162 Washington Street
Cambridge, MA  02138                        Belmont, MA  02178



/s/ Richard H. Egdahl, M.D.                 /s/ David D. Tripple
Richard H. Egdahl, M.D.                     David D. Tripple
as Trustee and not individually             as Trustee and not individually
Health Policy Institute                     6 Woodbine Road
53 Bay State Road                           Belmont, MA  02178
Boston, MA  02215


/s/ Margaret B.W. Graham                    /s/ Stephen K. West, Esq.
Margaret B.W. Graham                        Stephen K. West, Esq.
as Trustee and not individually             as Trustee and not individually
The Keep                                    Sullivan & Cromwell
P.O. Box 110                                125 Broad Street
Little Deer Isle, ME 04650                  New York, NY  10004


/s/ John W. Kendrick                        /s/ John Winthrop
John W. Kendrick                            John Winthrop
as Trustee and not individually             as Trustee and not individually
6363 Waterway Drive                         One North Adgers Wharf
Falls Church, VA 22044                      Charleston, SC  29401


/s/ Stephen G. Kasnet
Stephen G. Kasnet
as Trustee and not individually
One University Lane
Manchester, MA 01944